Exhibit 99.1
Rexford Industrial Announces Second Quarter 2023 Financial Results

Los Angeles, California - July 19, 2023 - Rexford Industrial Realty, Inc. (the “Company” or “Rexford Industrial”) (NYSE: REXR), a real estate investment trust (“REIT”) focused on creating value by investing in and operating industrial properties within Southern California infill markets, today announced financial and operating results for the second quarter of 2023.

Second Quarter 2023 Financial and Operational Highlights:
•Net income attributable to common stockholders of $51.6 million, or $0.26 per diluted share, as compared to $36.1 million, or $0.22 per diluted share, for the prior year quarter.
•Company share of Core FFO of $108.4 million, an increase of 32.8% as compared to the prior year quarter.
•Company share of Core FFO per diluted share of $0.54, an increase of 10.2% as compared to the prior year quarter.
•Consolidated Portfolio Net Operating Income (NOI) of $149.8 million, an increase of 31.9% as compared to the prior year quarter.
•Same Property Portfolio NOI increased 8.0% and Same Property Portfolio Cash NOI increased 10.0% as compared to the prior year quarter.
•98.0% Average Same Property Portfolio occupancy.
•Comparable rental rates on 2.1 million rentable square feet of new and renewal leases increased by 96.8% compared to prior rents on a GAAP basis and by 74.8% on a cash basis.
•Completed five acquisitions for an aggregate purchase price of $142.7 million including properties closed subsequent to quarter end.
•Ended the quarter with a low-leverage balance sheet measured by a net debt-to-enterprise value ratio of 16.0%.

“The Rexford Industrial team produced another quarter of excellent results, demonstrating the strength of our value creation focused business model within infill Southern California, the nation’s largest industrial market, benefiting from the lowest threat of disruption from new supply of any major market due to an extreme scarcity of developable land coupled with favorable long-term tenant demand fundamentals,” stated Michael Frankel and Howard Schwimmer, Co-Chief Executive Officers of the Company. “In the second quarter, our team increased Core FFO by 33% and Core FFO per diluted share by 10% compared to the prior year quarter. The Company’s differentiated portfolio delivered superior results driving 450,000 square feet of positive net absorption through the execution of 2.1 million square feet of leases with record-high leasing spreads of 97% and 75% on a GAAP and cash basis, respectively. During the quarter, we stabilized four repositioning and redevelopment projects generating an unlevered stabilized yield of 6.8% on total cost, with 4.0% average annual contractual rent increases through the term of the leases. Looking forward, Rexford Industrial remains well-positioned to deliver significant embedded cash flow and NAV growth through a) the proactive repositioning and redevelopment of our near-term pipeline comprising 3.4 million square feet of value-add projects within our in-place portfolio that are projected to deliver an aggregate 6.4% unlevered yield on total investment, combined with b) the opportunity to continue harvesting the substantial mark-to-market of our in-place leases as we roll in-place rents to higher market rates. Additionally, we have completed approximately $905 million dollars of accretive investments year to date with approximately $235 million of additional acquisitions under contract or accepted offer, projecting an aggregate 6.1% stabilized unlevered cash yield, which are subject to customary closing conditions. Our entrepreneurial approach to value creation enabled by our investment grade, low-leverage balance sheet favorably positions the company to capitalize on accretive opportunities for our stakeholders.”

Financial Results:

The Company reported net income attributable to common stockholders for the second quarter of $51.6 million, or $0.26 per diluted share, compared to $36.1 million, or $0.22 per diluted share for the prior year quarter. For the six months ended June 30, 2023, net income attributable to common stockholders was $109.4 million, or $0.55 per diluted share, compared to $80.0 million, or $0.49 per diluted share for the prior year. Net income for the six months ended June 30, 2023, includes $12.1 million of gains on sale of real estate, as compared to $8.5 million for the prior year.

The Company reported Core FFO for the second quarter of $108.4 million, representing a 32.8% increase compared to $81.7 million for the prior year quarter. The Company reported Core FFO of $0.54 per diluted share, representing an increase of 10.2% compared to $0.49 per diluted share for the prior year quarter. For the six months ended June 30, 2023, Core FFO was $211.1 million, representing a 33.3% increase compared to $158.3 million for the prior year. For the six months ended June 30, 2023, the Company reported Core FFO of $1.06 per diluted share, representing an increase of 9.3% compared to $0.97 per diluted share for the prior year.

In the second quarter, the Company’s consolidated portfolio NOI and Cash NOI increased 31.9% and 36.2%, respectively, compared to the prior year quarter. For the six months ended June 30, 2023, the Company’s consolidated portfolio NOI and Cash NOI increased 32.3% and 34.6%, respectively, compared to the prior year.

In the second quarter, the Company’s Same Property Portfolio NOI and Cash NOI increased 8.0% and 10.0%, respectively, compared to the prior year quarter. For the six months ended June 30, 2023, the Company’s Same Property Portfolio NOI and Cash NOI increased 7.6% and 10.3%, respectively compared to the prior year.

Operating Results:

Second quarter 2023 leasing activity demonstrates strong tenant demand fundamentals within Rexford Industrial’s target Southern California infill markets:

	Q2-2023 Leasing Activity
			Releasing Spreads
	# of Leases Executed	SF of Leasing	GAAP	Cash
New Leases	53	961,235	83.8%	66.9%
Renewal Leases	76	1,165,452	100.2%	76.8%
Total Leases	129	2,126,687	96.8%	74.8%

As of June 30, 2023, the Company’s Same Property Portfolio occupancy was 98.1%. Average Same Property Portfolio occupancy for the second quarter was 98.0%. As of June 30, 2023, the Company’s consolidated portfolio, excluding value-add repositioning assets, was 97.3% occupied and 97.4% leased, and the Company’s consolidated portfolio, including value-add repositioning assets, was 94.0% occupied and 94.2% leased. As of June 30, 2023, lease expirations for the remainder of 2023 totaled 2.6 million rentable square feet, representing approximately 5.9% of portfolio rentable square feet.

Transaction Activity:

During the second quarter of 2023, the Company completed three acquisitions with 0.2 million square feet of buildings on 15 acres of land for an aggregate purchase price of $83.3 million. In April, the Company acquired the following transaction not previously disclosed:

•2395-2399 Bateman Avenue, Irwindale, located in the LA – San Gabriel Valley submarket, through an off-market transaction, for $41.2 million, or $305 per square foot. The 6.4 acre site encompasses three modern industrial buildings, totaling 134,942 square feet, and is leased at rents estimated to be approximately 60% below current market rates. Upon near-term expirations, the Company intends to drive accretive cash flow growth through the renewal of the existing tenants or through re-tenanting following a value-add repositioning of the property. The investment is projected to generate a 5.4% unlevered stabilized cash yield on total investment. According to CBRE, the vacancy rate in the 161 million square foot LA – San Gabriel Valley submarket was 1.5% at the end of the second quarter 2023.

Subsequent to the second quarter of 2023, the Company completed two acquisitions for an aggregate purchase price of $59.4 million:

•27712-27756 Avenue Mentry, Santa Clarita, located in the LA – Greater San Fernando Valley submarket, through an off-market transaction, for $38.0 million, or $172 per square foot. The 9.1 acre site is improved with two buildings totaling 220,752 square feet and is subject to a long-term lease to a single tenant. The investment generates an initial unlevered cash yield of 5.3%. According to CBRE, the vacancy rate in the 179 million square foot LA – Greater San Fernando Valley submarket was 1.0% at the end of the second quarter 2023.

•5630 Cerritos Avenue, Cypress, located in the OC – West submarket for $21.4 million, or $281 per square foot. The 76,032 square foot single-tenant building on 3.6 acres is subject to a long-term lease generating an initial unlevered cash yield of 6.4%. According to CBRE, the vacancy rate in the 42 million square foot OC – West submarket was 0.8% at the end of the second quarter 2023.

The $904.9 million of investments completed year to date, including transactions closed subsequent to quarter end, are projected to generate a weighted average unlevered initial yield of 5.1% and a projected weighted average unlevered stabilized yield on total investment of 5.9%.

During the second quarter of 2023, the Company stabilized four repositioning and redevelopment projects representing 374,564 square feet of buildings and a 208,976 square foot Industrial Outdoor Storage site representing a total investment of $131 million. The projects achieved a weighted average unlevered stabilized yield on total investment of 6.8%.

Balance Sheet:
The Company ended the second quarter with $136.3 million in cash on hand and $1.0 billion available under its unsecured revolving credit facility. As of June 30, 2023, the Company had $2.2 billion of outstanding debt, with an average interest rate of 3.6%, an average term-to-maturity of 5.1 years and no floating rate debt exposure. Including extension options available at the Company’s option, the Company has no significant debt maturities until 2026.

During the second quarter of 2023, the Company completed a public offering of 13,500,000 shares of common stock subject to forward equity sale agreements at a public offering price of $55.60 per share for an offering value of $750.6 million.

Subsequent to the second quarter of 2023, the Company partially settled the outstanding forward equity sale agreements related to the public offering by issuing 5,400,000 shares of common stock in exchange for net proceeds of $298.4 million.

As of July 19, 2023, the Company had approximately $447.8 million of forward net proceeds remaining for settlement prior to October 11, 2024.

During the second quarter of 2023, the Company did not execute on its at-the-market equity offering program (“ATM Program”). As of June 30, 2023, the Company’s at-the-market equity offering program had approximately $1.1 billion of remaining capacity.

Dividends:

On July 17, 2023, the Company’s Board of Directors declared a dividend in the amount of $0.38 per share for the third quarter of 2023, payable in cash on October 16, 2023, to common stockholders and common unit holders of record as of September 29, 2023.

On July 17, 2023, the Company’s Board of Directors declared a quarterly dividend of $0.367188 per share of its Series B Cumulative Redeemable Preferred Stock and a quarterly dividend of $0.351563 per share of its Series C Cumulative Redeemable Preferred Stock, payable in cash on September 29, 2023, to preferred stockholders of record as of September 15, 2023.

Guidance

The Company is updating its full year 2023 guidance as indicated below. The Core FFO guidance refers to the Company’s in-place portfolio as of July 19, 2023 including the imminent closing of a $210.0 million transaction in the LA — Mid-Counties market, and does not include any assumptions for additional acquisitions, dispositions or related balance sheet activities that have not closed. Please refer to the Company’s supplemental information package for a complete detail of guidance and 2023 Guidance Rollforward.

2023 Outlook (1)	Q2 2023 Updated Guidance	Q1 2023 Guidance
Net Income Attributable to Common Stockholders per diluted share	$1.03 - $1.06	$1.01 - $1.05
Company share of Core FFO per diluted share	$2.13 - $2.16	$2.11 - $2.15
Same Property Portfolio NOI Growth - GAAP	7.75% - 8.50%	7.75% - 8.50%
Same Property Portfolio NOI Growth - Cash	9.50% - 10.25%	9.50% - 10.25%
Average Same Property Portfolio Occupancy (Full Year) (2)	97.5% - 98.0%	97.5% - 98.0%
General and Administrative Expenses (3)	$75.0M - $76.0M	$75.0M - $76.0M
Net Interest Expense	$64.5M - $65.5M	$65.0M - $66.0M

(1)2023 Guidance represents the in-place portfolio as of July 19, 2023 including the imminent closing of a $210.0 million transaction in the LA — Mid-Counties market, and does not include any assumptions for additional prospective acquisitions, dispositions or related balance sheet activities that have not closed.
(2)2023 Same Property Portfolio ending occupancy is projected to be approximately 98.0%.
(3)2023 General and Administrative expense guidance includes estimated non-cash equity compensation expense of $31.0 million. Non-cash equity compensation includes restricted stock, time-based LTIP units and performance units that are tied to the Company’s overall performance and may or may not be realized based on actual results.

A number of factors could impact the Company’s ability to deliver results in line with its guidance, including, but not limited to, the potential impacts related to interest rates, inflation, the economy, the supply and demand of industrial real estate, the availability and terms of financing to the Company or to potential acquirers of real estate and the timing and yields for divestment and investment. There can be no assurance that the Company can achieve such results.

Supplemental Information and Investor Presentation:

The Company’s supplemental financial reporting package as well as an updated investor presentation are available on the Company’s investor relations website at www.ir.rexfordindustrial.com.

Earnings Release, Investor Conference Webcast and Conference Call:

A conference call with senior management will be held on Thursday, July 20, 2023, at 1:00 p.m. Eastern Time.

To participate in the live telephone conference call, please access the following dial-in numbers at least five minutes prior to the start time.
1-877-407-0789 (for domestic callers)
1-201-689-8562 (for international callers)

Conference call playback will be available through August 20, 2023, and can be accessed using the following numbers and pass code 13734481.
1-844-512-2921 (for domestic callers)
1-412-317-6671 (for international callers)

A live webcast and replay of the conference call will also be available at www.ir.rexfordindustrial.com.

About Rexford Industrial:

Rexford Industrial creates value by investing in, operating and redeveloping industrial properties throughout infill Southern California, the world's fourth largest industrial market and consistently the highest-demand with lowest-supply major market in the nation. The Company’s highly differentiated strategy enables internal and external growth opportunities through its proprietary value creation and asset management capabilities. Rexford Industrial’s high-quality, irreplaceable portfolio comprises 367 properties with approximately 44.5 million rentable square feet occupied by a stable and diverse tenant base. Structured as a real estate investment trust (REIT) listed on the New York Stock Exchange under the ticker “REXR,” Rexford Industrial is an S&P MidCap 400 Index member. For more information, please visit www.rexfordindustrial.com.

Forward Looking Statements:

This press release may contain forward-looking statements within the meaning of the federal securities laws, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, they are not guarantees of future performance. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described above. These and other factors could cause results to differ materially from those expressed in our estimates and beliefs and in the estimates prepared by independent parties. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the reports and other filings by the Company with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, and other filings with the Securities and Exchange Commission. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

Definitions / Discussion of Non-GAAP Financial Measures:

Funds from Operations (FFO): We calculate FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, gains (or losses) from sales of assets incidental to our business, impairment losses of depreciable operating property or assets incidental to our business, real estate related depreciation and amortization (excluding amortization of deferred financing costs and amortization of above/below-market lease intangibles) and after adjustments for unconsolidated joint ventures. Management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization, gains and losses from property dispositions, other than temporary impairments of unconsolidated real estate entities, and impairment on our investment in real estate, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of performance used by other REITs, FFO may be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effects and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited. Other equity REITs may not calculate or interpret FFO in accordance with the NAREIT definition as we do, and, accordingly, our FFO may not be comparable to such other REITs’ FFO. FFO should not be used as a measure of our liquidity and is not indicative of funds available for our cash needs, including our ability to pay dividends. FFO should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance. A reconciliation of net income, the nearest GAAP equivalent, to FFO is set forth below in the Financial Statements and Reconciliations section. “Company Share of FFO” reflects FFO attributable to common stockholders, which excludes amounts allocable to noncontrolling interests, participating securities and preferred stockholders.

Core Funds from Operations (Core FFO): We calculate Core FFO by adjusting FFO for non-comparable items outlined in the “Reconciliation of Net Income to Funds From Operations and Core Funds From Operations” table which is located in the Financial Statements and Reconciliations section below. We believe that Core FFO is a useful supplemental measure and that by adjusting for items that are not considered by the Company to be part of its on-going operating performance, provides a more meaningful and consistent comparison of the Company’s operating and financial performance period-over-period. Because these adjustments have a real economic impact on our financial condition and results from operations, the utility of Core FFO as a measure of our performance is limited. Other REITs may not calculate Core FFO in a consistent manner. Accordingly, our Core FFO may not be comparable to other REITs’ Core FFO. Core FFO should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance. “Company Share of Core FFO” reflects Core FFO attributable to common stockholders, which excludes amounts allocable to noncontrolling interests, participating securities and preferred stockholders.

Reconciliation of Net Income Attributable to Common Stockholders per Diluted Share Guidance to Company Share of Core FFO per Diluted Share Guidance:

The following is a reconciliation of the Company’s 2023 guidance range of net income attributable to common stockholders per diluted share, the most directly comparable forward-looking GAAP financial measure, to Company share of Core FFO per diluted share.

	2023 Estimate
	Low	High
Net income attributable to common stockholders	$1.03	$1.06
Company share of depreciation and amortization	1.16	1.16
Company share of gains on sale of real estate	(0.06)	(0.06)
Company share of FFO	$2.13	$2.16

Net Operating Income (NOI): NOI is a non-GAAP measure, which includes the revenue and expense directly attributable to our real estate properties. NOI is calculated as rental income from real estate operations less property expenses (before interest expense, depreciation and amortization). We use NOI as a supplemental performance measure because, in excluding real estate depreciation and amortization expense and gains (or losses) from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. We also believe that NOI will be useful to investors as a basis to compare our operating performance with that of other REITs. However, because NOI excludes depreciation and amortization expense and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties (all of which have a real economic effect and could materially impact our results from operations), the utility of NOI as a measure of our performance is limited. Other equity REITs may not calculate NOI in a similar manner and, accordingly, our NOI may not be comparable to such other REITs’ NOI. Accordingly, NOI should be considered only as a supplement to net income as a measure of our performance. NOI should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs.

NOI should not be used as a substitute for cash flow from operating activities in accordance with GAAP. We use NOI to help evaluate the performance of the Company as a whole, as well as the performance of our Same Property Portfolio. A calculation of NOI for our Same Property Portfolio, as well as a reconciliation of net income to NOI for our Same Property Portfolio, is set forth below in the Financial Statements and Reconciliations section.

Cash NOI: Cash NOI is a non-GAAP measure, which we calculate by adding or subtracting from NOI: (i) fair value lease revenue and (ii) straight-line rent adjustments. We use Cash NOI, together with NOI, as a supplemental performance measure. Cash NOI should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs. Cash NOI should not be used as a substitute for cash flow from operating activities computed in accordance with GAAP. We use Cash NOI to help evaluate the performance of the Company as a whole, as well as the performance of our Same Property Portfolio. A calculation of Cash NOI for our Same Property Portfolio, as well as a reconciliation of net income to Cash NOI for our Same Property Portfolio, is set forth below in the Financial Statements and Reconciliations section.

Same Property Portfolio: Our 2023 Same Property Portfolio is a subset of our consolidated portfolio and includes properties that were wholly owned by us for the period from January 1, 2022 through June 30, 2023, and excludes (i) properties that were acquired or sold during the period from January 1, 2022 through June 30, 2023, and (ii) properties acquired prior to January 1, 2022 that were or will be classified as repositioning/redevelopment (current and future) or lease-up during 2022 and 2023 and select buildings in “Other Repositioning,” which we believe will significantly affect the properties’ results during the comparative periods. As of June 30, 2023, our 2023 Same Property Portfolio consists of buildings aggregating 32,496,302 rentable square feet at 256 of our properties.

Properties and Space Under Repositioning: Typically defined as properties or units where a significant amount of space is held vacant in order to implement capital improvements that improve the functionality (not including basic refurbishments, i.e., paint and carpet), cash flow and value of that space. A repositioning is generally considered complete once the investment is fully or nearly fully deployed and the property is available for occupancy. We consider a repositioning property to be stabilized at the earlier of the following: (i) upon reaching 90% occupancy or (ii) one year from the date of completion of repositioning construction work.

Net Debt to Enterprise Value: As of June 30, 2023, we had consolidated indebtedness of $2.2 billion, reflecting a net debt to enterprise value of approximately 16.0%. Our enterprise value is defined as the sum of the liquidation preference of our outstanding preferred stock and preferred units plus the market value of our common stock excluding shares of nonvested restricted stock, plus the aggregate value of common units not owned by us, plus the value of our net debt. Our net debt is defined as our consolidated indebtedness less cash and cash equivalents.

Contact:

investorrelations@rexfordindustrial.com

Financial Statements and Reconciliations:

Rexford Industrial Realty, Inc.
Consolidated Balance Sheets
(In thousands except share data)

	June 30, 2023	December 31, 2022
	(unaudited)
ASSETS
Land	$6,400,698	$5,841,195
Buildings and improvements	3,723,837	3,370,494
Tenant improvements	155,182	147,632
Furniture, fixtures, and equipment	132	132
Construction in progress	127,416	110,934
Total real estate held for investment	10,407,265	9,470,387
Accumulated depreciation	(695,129)	(614,332)
Investments in real estate, net	9,712,136	8,856,055
Cash and cash equivalents	136,282	36,786
Rents and other receivables, net	14,126	15,227
Deferred rent receivable, net	103,192	88,144
Deferred leasing costs, net	54,848	45,080
Deferred loan costs, net	4,139	4,829
Acquired lease intangible assets, net	147,990	169,986
Acquired indefinite-lived intangible	5,156	5,156
Interest rate swap asset	19,869	11,422
Other assets	19,055	24,973
Acquisition related deposits	8,700	1,625
Total Assets	$10,225,493	$9,259,283
LIABILITIES & EQUITY
Liabilities
Notes payable	$2,227,154	$1,936,381
Accounts payable, accrued expenses and other liabilities	109,881	97,496
Dividends and distributions payable	79,370	62,033
Acquired lease intangible liabilities, net	130,511	147,384
Tenant security deposits	81,163	71,935
Prepaid rents	42,600	20,712
Total Liabilities	2,670,679	2,335,941
Equity
Rexford Industrial Realty, Inc. stockholders’ equity
Preferred stock, $0.01 par value per share, 10,050,000 shares authorized:
5.875% series B cumulative redeemable preferred stock, 3,000,000 shares outstanding at June 30, 2023 and December 31, 2022 ($75,000 liquidation preference)	72,443	72,443
5.625% series C cumulative redeemable preferred stock, 3,450,000 shares outstanding at June 30, 2023 and December 31, 2022 ($86,250 liquidation preference)	83,233	83,233
Common Stock,$ 0.01 par value per share, 489,950,000 authorized and 201,041,741 and 189,114,129 shares outstanding at June 30, 2023 and December 31, 2022, respectively	2,010	1,891
Additional paid in capital	7,311,458	6,646,867
Cumulative distributions in excess of earnings	(298,367)	(255,743)
Accumulated other comprehensive loss	16,525	8,247
Total stockholders’ equity	7,187,302	6,556,938
Noncontrolling interests	367,512	366,404
Total Equity	7,554,814	6,923,342
Total Liabilities and Equity	$10,225,493	$9,259,283

Rexford Industrial Realty, Inc.
Consolidated Statements of Operations
(Unaudited and in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
REVENUES
Rental income	$194,098	$148,987	$379,262	$289,575
Management and leasing services	171	130	361	293
Interest income	1,497	1	2,379	2
TOTAL REVENUES	195,766	149,118	382,002	289,870
OPERATING EXPENSES
Property expenses	44,310	35,405	87,135	68,834
General and administrative	18,267	14,863	36,464	29,580
Depreciation and amortization	58,793	46,609	118,222	89,080
TOTAL OPERATING EXPENSES	121,370	96,877	241,821	187,494
OTHER EXPENSES
Other expenses	306	295	953	333
Interest expense	17,180	10,168	30,881	19,851
TOTAL EXPENSES	138,856	107,340	273,655	207,678
Loss on extinguishment of debt	—	(877)	—	(877)
Gains on sale of real estate	—	—	12,133	8,486
NET INCOME	56,910	40,901	120,480	89,801
Less: net income attributable to noncontrolling interests	(2,717)	(2,290)	(5,781)	(4,774)
NET INCOME ATTRIBUTABLE TO REXFORD INDUSTRIAL REALTY, INC.	54,193	38,611	114,699	85,027
Less: preferred stock dividends	(2,315)	(2,315)	(4,629)	(4,629)
Less: earnings attributable to participating securities	(318)	(203)	(638)	(404)
NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$51,560	$36,093	$109,432	$79,994
Net income attributable to common stockholders per share – basic	$0.26	$0.22	$0.55	$0.49
Net income attributable to common stockholders per share – diluted	$0.26	$0.22	$0.55	$0.49
Weighted-average shares of common stock outstanding – basic	200,611	164,896	198,003	162,774
Weighted-average shares of common stock outstanding – diluted	200,667	165,201	198,238	163,136

Rexford Industrial Realty, Inc.
Same Property Portfolio Occupancy and NOI and Cash NOI
(Unaudited, dollars in thousands)

Same Property Portfolio Occupancy:
	June 30,
	2023	2022	Change (basis points)
Quarterly Weighted Average Occupancy:(1)
Los Angeles County	98.0%	98.8%	(80) bps
Orange County	98.9%	99.0%	(10) bps
Riverside / San Bernardino County	96.9%	99.0%	(210) bps
San Diego County	98.4%	98.8%	(40) bps
Ventura County	99.2%	98.7%	50 bps
Same Property Portfolio Weighted Average Occupancy	98.0%	98.9%	(90) bps

Ending Occupancy:	98.1%	98.6%	(50) bps
(1)Calculated by averaging the occupancy rate at the end of each month in 2Q-2023 and March 2023 (for 2Q-2023) and the end of each month in 2Q-2022 and March 2022 (for 2Q-2022).

Same Property Portfolio NOI and Cash NOI:
	Three Months Ended June 30,				Six Months Ended June 30,
	2023	2022	$ Change	% Change	2023	2022	$ Change	% Change
Rental income	$136,632	$128,005	$8,627	6.7%	$270,241	$254,070	$16,171	6.4%
Property expenses	30,091	29,343	748	2.5%	59,854	58,475	1,379	2.4%
Same Property Portfolio NOI	$106,541	$98,662	$7,879	8.0%	$210,387	$195,595	$14,792	7.6%
Straight line rental revenue adjustment	(5,415)	(5,546)	131	(2.4)%	(9,237)	(11,152)	1,915	(17.2)%
Amortization of above/below market lease intangibles	(3,651)	(4,505)	854	(19.0)%	(7,400)	(8,772)	1,372	(15.6)%
Same Property Portfolio Cash NOI	$97,475	$88,611	$8,864	10.0%	$193,750	$175,671	$18,079	10.3%

Rexford Industrial Realty, Inc.
Reconciliation of Net Income to NOI, Cash NOI, Same Property Portfolio NOI and
Same Property Portfolio Cash NOI
(Unaudited and in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net income	$56,910	$40,901	$120,480	$89,801
General and administrative	18,267	14,863	36,464	29,580
Depreciation and amortization	58,793	46,609	118,222	89,080
Other expenses	306	295	953	333
Interest expense	17,180	10,168	30,881	19,851
Loss on extinguishment of debt	—	877	—	877
Deduct:
Management and leasing services	(171)	(130)	(361)	(293)
Interest income	(1,497)	(1)	(2,379)	(2)
Gains on sale of real estate	—	—	(12,133)	(8,486)
Net operating income (NOI)	$149,788	$113,582	$292,127	$220,741
Straight line rental revenue adjustment	(8,653)	(8,441)	(16,281)	(15,342)
Amortization of above/below market lease intangibles(1)	(6,232)	(6,126)	(14,522)	(11,217)
Cash NOI	$134,903	$99,015	$261,324	$194,182

NOI	$149,788	$113,582	$292,127	$220,741
Non-Same Property Portfolio rental income	(57,466)	(20,982)	(109,021)	(35,505)
Non-Same Property Portfolio property expenses	14,219	6,062	27,281	10,359
Same Property Portfolio NOI	$106,541	$98,662	$210,387	$195,595
Straight line rental revenue adjustment	(5,415)	(5,546)	(9,237)	(11,152)
Amortization of above/below market lease intangibles	(3,651)	(4,505)	(7,400)	(8,772)
Same Property Portfolio Cash NOI	$97,475	$88,611	$193,750	$175,671

(1)The amortization of net below-market lease intangibles for the six months ended June 30, 2023 includes the write-off of $1,318 that is attributable to a below-market fixed rate renewal option that was not exercised due to the termination of the lease at the end of the initial lease term.

Rexford Industrial Realty, Inc.
Reconciliation of Net Income to Funds From Operations and Core Funds From Operations
(Unaudited and in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net income	$56,910	$40,901	$120,480	$89,801
Adjustments:
Depreciation and amortization	58,793	46,609	118,222	89,080
Gains on sale of real estate	—	—	(12,133)	(8,486)
Funds From Operations (FFO)	$115,703	$87,510	$226,569	$170,395
Less: preferred stock dividends	(2,315)	(2,315)	(4,629)	(4,629)
Less: FFO attributable to noncontrolling interests(1)	(4,812)	(4,131)	(9,645)	(7,918)
Less: FFO attributable to participating securities(2)	(451)	(307)	(878)	(603)
Company share of FFO	$108,125	$80,757	$211,417	$157,245

Company Share of FFO per common share – basic	$0.54	$0.49	$1.07	$0.97
Company Share of FFO per common share – diluted	$0.54	$0.49	$1.07	$0.96

FFO	$115,703	$87,510	$226,569	$170,395
Adjustments:
Acquisition expenses	247	56	320	92
Impairment of right-of-use asset	—	—	188	—
Loss on extinguishment of debt	—	877	—	877
Amortization of loss on termination of interest rate swaps	59	23	118	135
Non-capitalizable demolition costs	—	—	340	—
Write-offs of below-market lease intangibles related to unexercised renewal options(3)	—	—	(1,318)	—
Core FFO	$116,009	$88,466	$226,217	$171,499
Less: preferred stock dividends	(2,315)	(2,315)	(4,629)	(4,629)
Less: Core FFO attributable to noncontrolling interest(1)	(4,823)	(4,169)	(9,632)	(7,962)
Less: Core FFO attributable to participating securities(2)	(452)	(311)	(877)	(607)
Company share of Core FFO	$108,419	$81,671	$211,079	$158,301

Company share of Core FFO per common share – basic	$0.54	$0.50	$1.07	$0.97
Company share of Core FFO per common share – diluted	$0.54	$0.49	$1.06	$0.97

Weighted-average shares of common stock outstanding – basic	200,611	164,896	198,003	162,774
Weighted-average shares of common stock outstanding – diluted	200,667	165,201	198,238	163,136
(1)Noncontrolling interests relate to interests in the Company’s operating partnership, represented by common units and preferred units (Series 1, 2 & 3 CPOP units) of partnership interests in the operating partnership that are owned by unit holders other than the Company.
(2)Participating securities include unvested shares of restricted stock, unvested LTIP units and unvested performance units.
(3)Reflects the write-off of the portion of a below-market lease intangible attributable to a below-market fixed rate renewal option that was not exercised due to the termination of the lease at the end of the initial lease term.